EXHIBIT 16.2


                             De Joya Griffith & Co.


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of De Joya Griffith & Co. was previously principal accountant for RG Global Lifestyles, Inc. (the "Company") and had not reported on any Company financial statements, but reviewed the quarterly financial statements through December 31, 2006. Effective May 4, 2007, we were dismissed by the Company as principal accountants. We have read the Company's statements in its Form 8-K dated May 8, 2007, and we agree with such statements contained therein and consent to the inclusion of this letter as Exhibit 16.1 of such Form 8-K.

Sincerely,

/s/  De Joya Griffith & Co.

De Joya Griffith & Co.
May 10, 2007